Testing the Waters Materials Related to Series #WARHOL2

From the Rally App:

#WARHOL2

'69 ANDY WARHOL CAMPBELL'S SOUP PRINT (SIGNED)

THIS INITIAL OFFERING IS COMING SOON!

Campbell's
CONDENSED
OYSTER STEW
SOUP

OFFERING AMOUNT: $65,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL SHARE

#WARHOL2

'69 ANDY WARHOL CAMPBELL'S SOUP PRINT (SIGNED)

C.O.A. SPECS

FINANCIALS

Initial Offering Share Price	$10.00
Number of Shares	6,500
Initial Offering Market Cap.	$65,000
Storage Location	Rally

ASSET SPECIFICATIONS

#WARHOL2 | $65K

SIMILAR ASSET SALES | TRADING ON RALLY

Prices are not adjusted for inflation

1M | 3M | 6M | 1Y | ALL

0%
COMPARABLE ASSET VALUE CHANGE

0
TRANSACTIONS

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.

"A celebration of consumerism and its shallow shadow world of manufactured appearances? Or a damning critique? Warhol, I'd venture, wanted it both ways, blithely tossing that dichotomy into the art-history recycling bin like an empty can of Minestrone."

VANITY FAIR

November 2018

JOIN THE CONVERSATION ›

#WARHOL2

'69 ANDY WARHOL CAMPBELL'S SOUP PRINT (SIGNED)

In 1962, when Warhol presented 32 hand painted, nearly identical soup cans at the Ferus Gallery in Los Angeles critics scoffed. The Campbell's Soup series would become one of the most important works of art of the 20th century. In 1969, Warhol revisited his Campbell's Soup Cans, using his now famed screenprinting process, for Campbell's Soup II. #WARHOL2 is a 1969 Oyster Stew print from Campbell's Soup II, signed by Andy Warhol and stamp numbered out of 250. Originating in Collection 153, other examples of Campbell's Soup II can be found on display in museums like the Museum of Contemporary Art, Chicago.

BROWSE ALL DETAILS ›

#WARHOL2 | *Visuals*

In May of 2022 Warhol's 'Shot Sage Blue Marilyn' sold for $195 million, the highest price ever paid for an American artwork at auction.

LAUNCH GALLERY ›

Post-Qualification Amendment No. 21
File No. 024-11584

EXPLANATORY NOTE

This is a post-qualification amendment to an offering statement on Form 1-A filed by RSE Collection, LLC (the "Offering Statement"). The Offering Statement, as amended by a pre-qualification amendment, was initially qualified by the U.S. Securities and Exchange Commission on November 15, 2021. This Post-Qualification Amendment No. 21 seeks to qualify 6 series of interests of the issuer: Series #GBOYCOLOR; Series #R2D2; Series #VADER; Series #1857COIN; Series #ELON1 and Series #WARHOL2.

Different series of RSE Collection, LLC have already been offered by RSE Collection, LLC under the Offering Statement, as amended and qualified. Such series of RSE Collection, LLC will continue to be offered and sold by RSE Collection, LLC following the filing of this post-qualification amendment subject to the offering conditions contained in the Offering Statement, as qualified.

The purpose of this post-qualification amendment is to add to the Offering Statement, as amended and qualified, the offering of additional series of RSE Collection, LLC and to amend, update and/or replace certain information contained in the Offering Circular. The series already offered under the Offering Statement and the additional series being added to the Offering Statement by means of this post-qualification amendment are outlined in the "**Master Series Table**" contained in **Appendix A** to the Offering Circular in this post-qualification amendment.

DESCRIPTION OF SERIES 1969 CAMPBELL’S SOUP ANDY WARHOL PRINT

Investment Overview

•Upon completion of the Series #WARHOL2 Offering, Series #WARHOL2 will purchase a 1969 Oyster Stew Campbell’s Soup II Signed and Stamp-Numbered Andy Warhol Print for Series #WARHOL2 (The “Series 1969 Campbell’s Soup Andy Warhol Print” or the “Underlying Asset” with respect to Series #WARHOL2, as applicable), the specifications of which are set forth below.

•Andy Warhol was one of the most famous, popular, and prolific artists of his time, known for combining avant-garde and commercial sensibilities.  Starting out as a successful magazine and advertising illustrator, he would become famous for producing art of many types including performance art, video installation, filmmaking, writing.  His paintings depicting mass-produced commercial items are why his is credited for popularizing the “pop art” movement.

•The Museum of Modern Art (MoMA) says of Warhol: “In 1967, Warhol established a print-publishing business, Factory Additions, through which he published a series of screenprint portfolios on his signature subjects.”

•The Underlying Asset is a 1969 Oyster Stew Campbell’s Soup II Signed and Stamp-Numbered Andy Warhol Print.

Asset Description

Overview & Authentication

•Andy Warhol was born Andrew Warhola on August 6, 1928, in Pittsburgh, Pennsylvania.  His parents were immigrants from a part of Europe that is now part of Slovakia.  They moved to New York in the 1920s.

•Warhol attended the Carnegie Mellon University from 1945 to 1949.  After graduating with a degree in pictorial design, he went onto pursue a career in New York City as a commercial artist.  According to Warhol.org: “His work first appeared in a 1949 issue of Glamour magazine, in which he illustrated a story called “What is Success?” An award-winning illustrator throughout the 1950s, some of his clients included Tiffany & Co., I. Miller Shoes, Fleming-Joffe, Bonwit Teller, Columbia Records, and Vogue.”

•In 1960, Warhol became interested in the pop art movement which had begun in the UK during the mid-1950s.  According to Warhol.org: “In 1961, Warhol created his first pop paintings, which were based on comics and ads. Warhol’s 1961 Coca-Cola is a pivotal piece in his career, evidence that his transition from hand-painted works to silkscreens did not happen suddenly. The black and gray composition first sketched then hand painted is a blend of both pop and abstraction, which he turned away from at the beginning of his career before experimenting with it again in the 1980s.”

•Warhol’s first pieces done with his trademark photographic silkscreen printing approach were done in 1962.  According to Warhol.org: “This commercial process allowed him to easily reproduce the images that he appropriated from popular culture. Among Warhol’s first photographic silkscreen works are his paintings of Marilyn Monroe made from a production still from the 1953 film Niagara. In 1962, he began a large series of celebrity portraits, featuring Marilyn Monroe, Elvis Presley, and Elizabeth Taylor.”

•Warhol’s first Campbell’s Soup collection in 1962 was not his patented silk-screen, rather it was hand-painted with synthetic polymer paint on 32 canvases. According to The MoMA’s website: “When he first exhibited Campbell’s Soup Cans in 1962, the canvases were displayed together on shelves, like products in a grocery aisle. At the time, Campbell’s sold 32 soup varieties; each one of Warhol’s 32 canvases corresponds to a different flavor. (The first flavor the company introduced, in 1897, was tomato).”

•According to The Met Museum’s website: “Marilyn and the Marilyn portfolio were the first prints Warhol produced and published through Factory Additions, New York, a company he created to produce and distribute prints based on the motifs — such as Marilyn, Campbell’s Soup, and Flowers— for which he was best known. Its name makes reference to both Warhol’s studio, known as The Factory, and the aural similarity of "additions" and "editions," the latter being a printmaking term that refers to the number of identical impressions created from a matrix and which are often signed and numbered by artists.”

•According to Campbell’s Soup’s official website: “We were founded by fruit merchant and namesake Joseph Campbell and commercial canner Abraham Anderson in 1869 as Anderson & Campbell. We claimed the name Campbell Soup Company during Dr. John T. Dorrance’s tenure as president in honor of his groundbreaking invention—condensed soup. Now, over 150 years later, we’re proud of the legacy we’ve built making food people love and the role our brands play in kitchens, cupboards, pantries—and bellies—throughout North America.”

•Warhol said of Campbell’s soup, “I used to drink it. I used to have the same lunch every day, for 20 years, I guess, the same thing over and over again.”

•Warhol died of cardiac arrest on February 22, 1987 at the age of 58.

•Warhol was inducted to the Art Directors Club of New York in 1994.

•Time Out New York named Andy Warhol the 21st most famous artist of all time in January, 2022.

•The Times Online named Warhol the 8th most famous artist of all time in 2009.

•According to WarholFoundation.org: “The Andy Warhol Museum in Pittsburgh, PA was cofounded in 1989 by the Andy Warhol Foundation for the Visual Arts, the Dia Art Foundation, and Carnegie Institute. Home to more than 500,000 objects, it is the largest repository of Warhol’s artwork and archival materials and among the most comprehensive single-artist museums in the world. Since opening to the public in 1994 in a converted historical warehouse, the museum has facilitated a proliferation of rigorous Warhol-related scholarship, research, and curatorial innovation, vastly broadening our understanding of the profound artistic and cultural impact of one of the most complex, influential, and mythologized cultural figures of the 20th century.”

•According to the Andy Warhol Foundation: “When Andy Warhol died unexpectedly on February 22, 1987, he left a vast and complicated inventory of works of art and personal possessions. His will dictated that his entire estate, with the exception of a few modest legacies to family members, would go to create a foundation dedicated to the ‘advancement of the visual arts.’” The foundation is one of largest grant-giving organizations for the visual arts in the U.S.

•Andy Warhol: A Documentary Film aired September 20, 2006, as a part of The American Masters series on PBS.  That same year it was awarded a Peabody Award.

•According to Phillips.com, “Warhol had been screenprinting onto paper as early as 1962, but it wasn't until he established Factory Additions in 1967 that he systematized the process. A full printmaking operation, Factory Additions published Marilyn’s image in two hundred and fifty folios, each containing ten differently colored Marilyn screenprints on paper. Marilyn’s color combinations were selected by Warhol’s friend David Whitney, pending Warhol's approval.”

•The Andy Warhol diaries was released on March 9, 2022, on Netflix.  According to Wired.com: “Based on a book of the same name, the six-part documentary The Andy Warhol Diaries is partially narrated by an AI reading the stories that the artist told diarist Pat Hackett. The voice sounds just like Warhol—and then you remember the voice the world knew was always a flat and robotic one.”

•According to The Wall Street Journal: “An iconic Andy Warhol silk-screen portrait of Hollywood starlet Marilyn Monroe is headed to Christie’s in New York later this spring for $200 million—a record asking price for any artwork at auction.”  The auction is slated for May of 2022.

•On May 10, 2006, Andy Warhol’s Small Torn Campbell Soup Can (Pepper Pot), 1962, from the Collection of Irving Blum, set a world auction record for a painting of the Campbell Soup Can series when it sold for ~$11.8M.

•Of the 250 sets of the Campbell’s Soup Cans II series, the entirety of edition #17 is in the collection at the Museum of Contemporary Art, Chicago.

Notable Features

•The Underlying Asset is a 1969 Oyster Stew Campbell’s Soup II Signed and Stamp-Numbered Andy Warhol Print.

•The Underlying Asset is a Screenprint in colours, on wove paper, with full margins.

•The Underlying Asset is signed in ball-point pen.

•The Underlying Asset is stamp-numbered 153/250 (total edition includes 26 artist's proofs).

•The Underlying Asset is published by Factory Additions, New York.

•The Underlying Asset is a framed sheet with measurements of 35 x 23 inches.

Notable Defects

•The Underlying Asset is in very good condition.

•The Underlying Asset’s red ink slightly attenuated.

•The Underlying Asset has a small number of minute touched-in spots to the red label (not distracting)

•The Underlying Asset has very occasional minute gold pigment losses throughout.

•The Underlying Asset has a few soft surface scuffs and/or small handling creases throughout (all mainly visible in raking light).

Details

Series 1969 Campbell’s Soup Andy Warhol Print
Artist	Andy Warhol
Memorabilia Type	Signed Print, Full Sheet
Subject	Campbell’s Soup Can
Medium	Silkscreen
Year	1969
Rarity	Stamp-Numbered 153/250
Condition	Very Good
Measurements	88.9 cm × 58.4 cm (35 in × 23 in)

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1969 Campbell’s Soup Andy Warhol Print going forward.